EXHIBIT 10.92

STRAIGHT NOTE

$600,000	South El Monte, California	July 1, 2002

For value received, Lee Pharmaceuticals promises to pay The Monticello Companies, Inc. or order, at South El Monte, California the sum of SIX HUNDRED THOUSAND DOLLARS, with interest adjusted to the date funds are received, on unpaid principal at the rate of ten (10) per cent per annum.  Interest only will be payable on the 20th of each month commencing on August 20, 2002.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  The due date of this note is October 1, 2004 or later.

After two years, from July 1, 2002, either party can give 90 days written notice to pay off or ask for the funds back.

1)      General Corporate Obligation.

2)      Any brand(s) purchased with the loan proceeds will provide The Monticello Companies, Inc. a security interest in the brand(s).

3)      Personal Guarantee of Ronald G. Lee.

JULY 1, 2002	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

JULY 1, 2002	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti